AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This document is an AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), is dated as of December 31, 2008, and is by and between FERRO CORPORATION (the “Company”), an Ohio corporation, and MR. JAMES F. KIRSCH (“Mr. Kirsch”).

Recitals

A.	The Company and Mr. Kirsch are party to an Employment Agreement dated October 18, 2004 (the “Prior Agreement”).

B.	The Company is desirous of continuing to employ Mr. Kirsch in an executive capacity generally on the terms and conditions, and for the consideration, set forth herein, and Mr. Kirsch is desirous of being employed by the Company on such terms and conditions and for such consideration.

C.	Certain revisions to the Prior Agreement are necessary to cause it to comply with, or to cause the compensation payable under the Prior Agreement not to be subject to, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

D.	In order to comply with, or to cause the compensation payable thereunder not to be subject to, Section 409A of the Code and the regulations thereunder, the Prior Agreement is hereby amended and restated in its entirety as of the date first written above, and the terms and conditions of Mr. Kirsch’s employment with the Company are as set forth in this Agreement.

Agreement

For good and valuable consideration, and intending to be legally bound, the Company and Mr. Kirsch hereby agree as follows

1. Employment. The Company hereby employs Mr. Kirsch as its President and Chief Executive Officer. Mr. Kirsch hereby accepts such employment. The term of Mr. Kirsch’s employment (the “Term”) will be as provided in paragraph 5 below. Mr. Kirsch will report to the Company’s Board of Directors.

2. Duties. During the Term, Mr. Kirsch will have the duties, responsibilities and authorities of an executive serving the position of President and Chief Executive Officer, subject in all cases to the power of the Company’s Board of Directors to expand or limit such duties, responsibilities and authorities, either generally or in specific instances.

3. Mr. Kirsch’s Efforts. During the Term, Mr. Kirsch will devote his best efforts and his full business time and attention to the business and affairs of the Company, its subsidiaries and affiliates. Mr. Kirsch will perform his duties and responsibilities to the best of his ability in a diligent, trustworthy, businesslike and efficient manner. And, Mr. Kirsch will at all times abide by and observe faithfully Ferro’s Legal and Ethical Policies.

4. Compensation and Benefits.

A.	Salary. Mr. Kirsch’s salary as of January 1, 2009 will be at the rate of $725,000 per year (“Base Salary”). The Company will pay Mr. Kirsch’s Base Salary in installments based on the Company’s practices as may be in effect from time to time. The Compensation Committee of the Board will review Mr. Kirsch’s Base Salary annually and may, in its sole discretion, increase it. If so increased, such increased salary shall thereafter be the Base Salary for purposes of this Agreement.

B.	Annual Bonus. During the Term, Mr. Kirsch will be eligible for an annual bonus as provided in the Company’s annual incentive compensation plan, based on the achievement of specified performance goals, as determined by the Compensation Committee of the Board; provided, however, that each such annual bonus shall be paid no later than two and a half months after the end of the fiscal year for which the annual bonus is awarded, unless Mr. Kirsch shall elect to defer the receipt of such annual bonus pursuant to an arrangement that meets the requirements of Section 409A of the Code. For fiscal year 2005, Mr. Kirsch will be eligible for an annual bonus of up to 60% of his Base Salary. Payment of the annual bonus pursuant to this paragraph 4.B for fiscal year 2004 will be prorated based on the amount of time Mr. Kirsch actually worked during the year. Notwithstanding anything to the contrary contained in this paragraph 4.B, Mr. Kirsch will be entitled to a minimum bonus of 50% of his prorated Base Salary for fiscal year 2004 and 50% of his full-year Base Salary for fiscal year 2005.

C.	Other Incentive Plans. During the Term, Mr. Kirsch will be eligible for awards under the Company’s 2003 Long-Term Incentive Compensation Plan (or any successor plan), including awards of stock options and performance shares, as and to the extent determined by the Compensation Committee of the Board.

D.	Benefits. During the Term, Mr. Kirsch will be entitled to participate in those benefit plans for which substantially all members of the senior management of the Company are from time to time generally eligible, as determined from time to time by the Compensation Committee of the Board. Such package will include —

(1)	the Company’s dental plan, life insurance plan, health plan and disability plan in which senior management of the Company are currently eligible to participate, and

(2)	the Company’s supplemental defined contribution plan.

The Company reserves the right to make modifications in any of the plans described in 4.D(1) above so long as such modifications are generally applicable to all salaried employees of the Company and do not discriminate against highly-paid employees of the Company.

Notwithstanding the foregoing, however, Mr. Kirsch’s rights to payments on termination of his employment will be governed exclusively by paragraph 6 below and the Change in Control Agreement (the “Change in Control Agreement”) dated as of January 1, 2009 between Mr. Kirsch and the Company.

5. Term.

A.	Initial Term. The Term began on October 18, 2004, and, unless earlier terminated as provided below, will end on December 31, 2009.

B.	Renewal Terms. On December 31, 2009, and on each anniversary of December 31 thereafter, the Term will be extended for an additional period of one year, unless the Term has ended pursuant to paragraph 5.C below or the Company has given Mr. Kirsch written notice on or before September 30 of a given year that it elects to terminate this Agreement as of the following December 31.

C.	Earlier Termination. Notwithstanding the provisions of 5.A and 5.B above, the Term will end early upon the first to occur of any of the following events:

(1)	Mr. Kirsch’s death,

(2)	the Company’s termination of Mr. Kirsch’s employment on account of Disability (as defined in paragraph 7.B below),

(3)	a Termination for Cause (as defined in paragraph 7.C below),

(4)	a Termination Without Cause (as defined in paragraph 7.D below), or

(5)	a Voluntary Termination (as defined in paragraph 7.E below).

6. Post-Term Payments.

A.	Severance Payments and Benefits. If the Term ends early pursuant to paragraph 5.C on account of a Termination Without Cause, Mr. Kirsch will be entitled to the following:

(1)	A lump sum payment in cash within 35 days after the date of termination equal to two times the sum of —

(A)	Mr. Kirsch’s then-current Base Salary, and

(B)	Mr. Kirsch’s targeted annual bonus for the year in which termination occurs.

(2)	Continued participation in the Company’s group health plans (on the same basis as active employees) until the earlier of —

(A)	the date Mr. Kirsch becomes eligible to receive comparable coverage under another employer’s or any other health plans, or

(B)	twenty-four (24) months after Mr. Kirsch’s employment terminated;

provided, however, that such participation shall be provided in such a manner that such benefits are excluded from Mr. Kirsch’s income for federal income tax purposes.

(3)	Reasonable outplacement services by a firm mutually agreed upon by the Company and Mr. Kirsch, at the expense of the Company as determined by the Company; provided, however, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination.

(4)	All legal fees incurred at any time during Mr. Kirsch’s remaining lifetime (or if longer, through the 20th anniversary of the date of commencement of the Term) as a result of Mr. Kirsch’s termination of employment (including any fees incurred in seeking to enforce any right or benefit provided by this Agreement, or in interpreting this Agreement). In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this paragraph 6.A(4) be made later than the end of the calendar year next following the calendar year in which such fees were incurred, provided, that Mr. Kirsch shall have submitted an invoice for such fees at least 10 days before the end of the calendar year next following the calendar year in which such fees were incurred. The amount of such legal fees that the Company is obligated to pay in any given calendar year shall not affect the legal fees that the Company is obligated to pay in any other calendar year, and Mr. Kirsch’s right to have the Company pay such legal fees may not be liquidated or exchanged for any other benefit.

Notwithstanding the provisions of this paragraph 6.A, the Company’s payment and benefit continuation obligations under paragraph 6.A will cease —

(1)	If Mr. Kirsch breaches any of his agreements contained in the Company’s standard employee Confidentiality Agreement that Mr. Kirsch and the Company will execute on Mr. Kirsch’s first day of employment; or

(2)	If Mr. Kirsch declines to sign and return within 22 days of receiving a Release Agreement from the Company a Release Agreement (which release shall be delivered to Mr. Kirsch within 5 days following Mr. Kirsch’s termination of employment), or if Mr. Kirsch revokes such Release Agreement, in each case, containing the Company’s standard noncompetition, nonsolicitation, nondisparagement and confidentiality provisions the Company ordinarily requires of executives who receive additional benefits or payments on termination of employment.

Mr. Kirsch’s rights under any other employee benefit plans on Termination Without Cause will be determined by the terms of such plans.

Notwithstanding the foregoing provisions of this paragraph 6, in the event that Mr. Kirsch is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination of Mr. Kirsch’s employment), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided under paragraph 6 during the six-month period immediately following the date of termination of Mr. Kirsch’s employment (other than the entitlements under paragraph 6.B) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code determined as of the date of termination of Mr. Kirsch’s employment, or provided on the first business day after the date that is six months following Mr. Kirsch’s “separation from service” within the meaning of Section 409A of the Code.

B.	Other Terminations. If the Term ends for any reason other than Termination Without Cause, then Mr. Kirsch will cease to have any rights to further salary, bonus, or other benefits, but will be entitled to —

(1)	any Base Salary which has then accrued but remains unpaid and any unexpired vacation days which have accrued under the Company’s vacation policy but remain unused, as of the end of the Term,

(2)	any plan benefits which by their terms extend beyond termination of Mr. Kirsch’s employment (but only to the extent provided in any such benefit plan in which Mr. Kirsch has participated as an employee of the Company) in accordance with the terms of the underlying plans, and

(3)	any benefits to which Mr. Kirsch is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).

C.	Change in Control Agreement. Notwithstanding the provisions of paragraphs 6.A. and 6.B above, if Mr. Kirsch’s employment is terminated under circumstances entitling him to severance payments and benefits under the Change in Control Agreement, then the terms of the Change in Control Agreement, and not this Agreement, will govern.

7. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below where such terms are used in this Agreement and identified with initial capital letters:

A.	Cause. The term “Cause” means that, in the reasonable judgment of the Board, prior to the termination of the Term, any of the following events have occurred:

(1)	the willful and continued failure by Mr. Kirsch to substantially perform his duties with the Company after written notification by the Company,

(2)	the willful engagement by Mr. Kirsch in conduct which is demonstrably injurious to the Company, financially or otherwise,

(3)	action or inaction by Mr. Kirsch that is a breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or the engagement by Mr. Kirsch in egregious misconduct involving moral turpitude, or

(4)	Mr. Kirsch’s material breach of any provision of this Agreement or his Confidentiality Agreement.

For purposes of this Agreement, no act, or failure to act, on Mr. Kirsch’s part shall be deemed “willful” unless done, or omitted to be done, by Mr. Kirsch not in good faith and without reasonable belief that such action was in the best interest of the Company.

B.	Disability. The term “Disability” means Mr. Kirsch’s having become unable (as determined by the Board in good faith) to perform regularly Mr. Kirsch’s duties under this Agreement by reason of illness or incapacity.

C.	Termination for Cause. The term “Termination for Cause” means the Company’s termination of Mr. Kirsch’s employment for Cause.

D.	Termination Without Cause. The term “Termination Without Cause” means the Company’s termination of Mr. Kirsch’s employment other than a Termination for Cause.

E.	Voluntary Termination. The term “Voluntary Termination” means Mr. Kirsch’s termination of Mr. Kirsch’s employment for any reason.

Notwithstanding the foregoing, in no event shall the termination of Mr. Kirsch’s employment be deemed to occur until Mr. Kirsch experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “date of termination” of Mr. Kirsch’s employment for purposes of this Agreement.

8. Withholding of Taxes. All payments under this Agreement will be subject to withholding, deductions and contributions as required by law.

9. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Mr. Kirsch, the Company, and their respective heirs, executors, personal representatives, successors and assigns, but neither party may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party. Mr. Kirsch hereby consents to the assignment by the Company of all of its rights and obligations under this Agreement to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company under this Agreement.

10. Choice of Law. This Agreement shall be governed by the internal substantive laws of the State of Ohio.

11. Complete Agreement. This Agreement (together with the Change in Control Agreement and the Confidentiality Agreement mentioned above) embodies the complete agreement and understanding between the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings, agreements or representations by or between the parties, whether written or oral, that may be related to the subject matter of this Agreement in any way. For the avoidance of doubt, this Agreement is without prejudice to any indemnification agreement in existence between the Company and Mr. Kirsch.

12. Section 409A. The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Mr. Kirsch, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If Mr. Kirsch dies following the date of termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of Mr. Kirsch’s estate within 30 days after the date of Mr. Kirsch’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Mr. Kirsch shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Mr. Kirsch’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Mr. Kirsch’s remaining lifetime (or if longer, through the 20th anniversary of the start date of the Term). Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with Mr. Kirsch, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to Mr. Kirsch, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on Mr. Kirsch pursuant to Section 409A of the Code.

To evidence their agreement and intention to be bound legally by this document, FERRO CORPORATION and MR. JAMES F. KIRSCH have signed and dated this AMENDED AND RESTATED EMPLOYMENT AGREEMENT as of the 31st day of December, 2008.

Mr. James F. Kirsch	Ferro Corporation
/s/ James F. Kirsch	By: /s/ Michael H. Bulkin
Name: Michael H. Bulkin Title: Lead Director